EXHIBIT 5

OPINION OF COUNSEL

THOMPSON HINE LLP

May 31, 2011

CH Energy Group, Inc.
284 South Avenue
Poughkeepsie, New York 12601-4839

Ladies and Gentlemen:

We have acted as counsel to CH Energy Group, Inc., a New York corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission on the date hereof of a Registration Statement on Form S-8 (the “Registration Statement”) registering the offer and sale from time to time of up to 400,000 shares of the Company’s Common Stock, $.10 par value per share (the “Common Stock”), and associated plan interests under the Central Hudson Gas & Electric Corporation Savings Incentive Plan (the “Plan”).

We have examined such documents as we have deemed necessary or appropriate to enable us to render this opinion, including:  (a) the Restated Certificate of Incorporation and By-Laws of the Company, (b) the Plan, (c) the Registration Statement, and (d) corporate records and proceedings of the Company.

Based upon the matters stated herein and subject to the qualifications set forth herein, it is our opinion that the shares of Common Stock which may be issued or delivered in accordance with the terms of the Plan (assuming, except as to treasury shares, that the per share consideration is at least equal to the par value of the Common Stock) will be, when so issued or delivered, validly issued, fully paid and non-assessable.

This letter is limited to the specific issues addressed herein and the opinion rendered above is limited in all respects to laws and facts existing on the date hereof.  By rendering this opinion, we do not undertake to advise you with respect to any other matter or of any changes in such laws or facts or in the interpretation of such laws that may occur after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  However, in giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

Sincerely,

/s/ THOMPSON HINE LLP

JBK;DAN